Summary of Comprehensive Credit Facility Agreement of Maximum Amount Entered into by Shenzhen BAK Battery Co., Ltd (the “Company”) and Shenzhen Branch, China CITIC Bank Co., Ltd (the “Creditor”) on May 9th, 2008

Main contents:
➢	Contract number: (2008)ShenYinSun ZongZi 003;
Maximum amount of credit facilities to be provided: RMB150 million;
➢	Term: from May 9th, 2008 to Nov.9th, 2008;
➢	Adjustment of credit can be made by China Citic Bank under any of the followings:
■	The Company suffers severe operational risk or difficulties;
■	Occurrence of great changes in the Company’s operational system (including dividing, merging, closing etc.)
■	The Company’s payment ability is obviously weakened, the risk of repayment increased; or occurrence of delay in repaying the loan;
■	Occurrence of great changes in market;
■	Occurrence of other situations that the Creditor thinks adjustment of credit facility is necessary.
➢
Breach of contract: providing false information for hiding the actual condition of the Company; the Company’s credit rate deteriorates, and its ability of repayment is obviously weakened; breach of the obligations agreed in the sub-contract under this contract; breach of other obligations agreed in the contract;

➢
Breach of contract penalty: suspension or reduction of credit facilities, till cancellation of all approved credit facilities; declaration of all or part of the credit facilities becoming mature in advance to its original expiry date; require the Company to compensate for all the loss;

Headlines of the articles omitted
➢ Definition and explanation
➢ The guaranty of the loan under this Agreement
➢ Other rights and obligation
➢ Expenses
➢ Validity
➢ Notification
➢ Effectiveness
➢ Text
➢ Supplemental